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                                                                    Exhibit 99.2


NEWS RELEASE
                                  CONTACTS:   Watson Pharmaceuticals, Inc.
                                              Sara Swee
                                              Director, Corporate Communications
                                              (909) 270-1400

                                              Morgen-Walke Associates, Inc.
                                              Jim Byers, Danielle Scheg
                                              (415) 296-7383
FOR IMMEDIATE RELEASE


              WATSON PHARMACEUTICALS, INC. ANNOUNCES COMPLETION OF
                  TENDER OFFER FOR SCHEIN PHARMACEUTICAL, INC.


     CORONA, CA - July 6, 2000 - Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that it has accepted, or expects to accept, 26,070,950 shares of common stock of Schein Pharmaceutical, Inc. (NYSE: SHP) at $19.50 per share. Of the 26,070,950 shares, 24,565,962 have been accepted and paid for. Notices of Guaranteed Delivery have been received for an additional 1,504,988 shares. Watson expects to accept and pay for such shares after timely receipt of proper documentation. The 26,070,950 shares represent approximately 77.9% of the outstanding Schein shares. In connection with the completion of the tender offer, outstanding bank debt of Schein in the principal amount of approximately $190 million was paid-off by Watson.

     With the tender offer completed and majority ownership of Schein now held by Watson, a special meeting of the Schein stockholders will be called to obtain approval of a merger of a Watson subsidiary into Schein. As a result of the merger, Schein will become a wholly owned subsidiary of Watson. The merger is expected to close in September of this year.

     Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the development, manufacture and sale of proprietary and off-patent pharmaceutical products. Schein Pharmaceutical, Inc., headquartered in Florham Park, NJ, is a pharmaceutical company that has a diverse portfolio of both brand and generic products.

     This press release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to Watson's or Schein's estimated or anticipated future results, product development efforts or performance or other non-historical facts are forward-looking and reflect each company's current perspective of existing trends and information. Such forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to the consummation of the proposed acquisition, risks associated with the integration of the Watson and Schein businesses after consummation of the proposed acquisition, and such other risks and uncertainties detailed in each company's filings with the Securities and Exchange Commission.

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     This release and past press releases of Watson Pharmaceuticals, Inc. are available at Watson's web site at http://www.watsonpharm.com. In addition, Watson's press releases are available through PR Newswire's Company News On-Call fax service at (800) 758-5804, extension 112856, and at http://www.prnewswire.com.

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